Filed Pursuant to Rule 424(b)(3)

Registration No. 333-152700

Prospectus Supplement No. 3 to

Prospectus Dated May 18, 2009

Tree.com, Inc.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement no. 3 supplements and amends information in the prospectus dated May 18, 2009, as supplemented and amended by prospectus supplement no. 1 dated November 10, 2009 and prospectus supplement no. 2 dated January 5, 2010 (together, the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Reports on Form 8-K dated January 5, 2010 and January 11, 2010.

As indicated under “Risk Factors” on page 2 of the Prospectus, in reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks beginning on page 6 of our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008, as supplemented by the risks beginning on pages 45, 55 and 55, respectively, of our Quarterly Reports on Form 10-Q for the Quarterly Periods ended March 31, June 30 and September 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this prospectus supplement is January 15, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2010

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On January 5, 2010, LendingTree, LLC (“LendingTree”), a wholly-owned subsidiary of Tree.com, Inc., and Source Search Technologies, LLC (“SST”) settled their outstanding patent litigation (Source Search Technologies, LLC v. LendingTree, Inc., et al., No. 04-CV-4420 (U.S. Dist. Ct., D.N.J.)).  The lawsuit alleged that certain aspects of LendingTree’s operations infringe SST’s patent relating to online transactions between buyers and sellers.  In connection with the settlement, LendingTree will pay SST a total of $9.5 million ($4.75 million of which is payable when the parties file a stipulation of dismissal with the court and the other $4.75 million of which is payable four months after the date of the first payment), and SST will grant LendingTree a fully paid-up, irrevocable, worldwide, royalty-free and non-exclusive license under the patent.  Both LendingTree and SST will release each other from any claims they may have against the other based on acts or omissions occurring before the date of the settlement.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 11, 2010

TREE.COM, INC.

By:	/S/ MATTHEW PACKEY
Matthew Packey Senior Vice President and Chief Financial Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2010

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On January 11, 2010, Tree.com, Inc. (the “Company”) announced it had settled certain intellectual property litigation and loan loss exposures related to stated income loans.    The Company anticipates it will record $16.3 million of charges in the fourth quarter of 2009 related to these matters and other litigation.  As indicated in its press release issued on January 11, 2010, the Company expects that the aggregate cash outflows for these matters will be $19.2 million.  Of this amount, $1.9 million was paid in the fourth quarter of 2009, and the Company anticipates $9.1 million will be paid in the first quarter of 2010, $5.9 million will be paid in the second quarter of 2010 and $1.1 million will be paid in each of the third and fourth quarters of 2010.  On January 11, 2010, the Company also announced its Board of Directors had approved a $10 million stock repurchase program.  A copy of the press release announcing these matters is filed as Exhibit 99 hereto.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99	Press Release dated January 11, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  January 15, 2010

TREE.COM, INC.

By:	/S/ MATTHEW PACKEY
Matthew Packey
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99	Press Release dated January 11, 2009